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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 14, 1997, relating to the financial statements and financial highlights of The Arbor Fund (the "Fund") appearing in the January 31, 1997 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Experts" and "Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Philadelphia, PA
March 28, 1997